ANSLOW & JACLIN, LLP Counselors at Law

RICHARD I. ANSLOW
Admitted in NJ, NY, DC
E-Mail: Ranslow@anslowlaw.com

GREGG E. JACLIN
Admitted in NJ, NY
E.Mail: Gjaclin@anslowlaw.com

ROSS A. GOLDSTEIN
Admitted in NJ, NY
E-Mail: Rgoldstein@anslowlaw.com

Website: www.anslowlaw.com
E-Mail: Firm@anslowlaw.com

May 21, 2003

Movito Holdings Ltd.
804-750 West Pender Street
Vancouver, BC, Canada V6C 2T8

Gentlemen:

     You have requested our opinion, as counsel for Movito Holdings, Ltd. a Nevada corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

     The Registration Statement relates to an offering of 1,940,776 shares of the Company's common stock.

     We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the shares of common stock, when issued, delivered, will be fully paid validly issued and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:   /s/ Gregg E. Jaclin
       GREGG E. JACLIN

4400 Route 9 South, 2nd Floor, Freehold, New Jersey 07728 Tel: (732) 409-1212 Fax: (732) 577-1188